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The Loewen Group Inc.
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                                                     NEWS

Investor contacts:                                   Media Contact:
Paul Wagler, Senior Vice President, Finance          Dave Laundy, Vice President
Dwight Hawes, Vice President, Finance                Corp. Communications
Chris Hunter, Director, Investor Relations           Tel: (604) 293-7857
The Loewen Group Inc.
Tel: (800) 347-7010



                              FOR IMMEDIATE RELEASE

                  LOEWEN GROUP ANNOUNCES STRATEGIC INITIATIVES
                       TO YIELD US$25 - 30 MILLION DOLLARS

                             OF ANNUAL COST SAVINGS


VANCOUVER, BC, September 15, 1997 -- The Loewen Group Inc. today announced a series of strategic initiatives designed to streamline operations, reduce costs and build a stronger foundation for future growth.

        "The Loewen Group has enjoyed extraordinary growth in revenues and earnings per share over the past decade. Like most other growth companies, we have also experienced an expansion of our overhead base and have not realized the full extent of the savings from our numerous acquisitions," said Raymond L. Loewen, the company's chairman and chief executive officer. "The decisive actions we are taking reflect the management team's intense focus on improving the long-term efficiency of our operations and enhance the foundation for sustainable, profitable growth of the company in the coming years."

        The company said that the strategic initiatives should provide cost savings of at least US $25 - $30 million or US $0.25 - $0.30 per share annually by the end of 1998. The


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majority of these savings are associated with the company's efforts to more fully integrate its field and administrative operations, including clustering of funeral home and cemetery groups. These initiatives are expected to favorably impact gross margins in the company's funeral and cemetery divisions, as well as produce savings in general and administrative expenses and interest costs. The company said that the benefits of the strategic initiatives should be reflected in results for the fourth quarter of 1997 and beyond.

        The company expects to incur pre-tax charges of approximately US $80 million associated with these actions in the third quarter ending September 30, 1997. On an after-tax basis, the charges will approximate US $55 million or US $0.76 per share. The charges relate to costs associated with the repayment of high-cost debt, the previously announced closing of the Cincinnati corporate office, staff reductions, reserve and asset adjustments and other initiatives. As a result, the company expects to report a loss for the third quarter. The company also noted that primarily due to lower funeral and cemetery volumes and a change in the mix of products and services, it expects to report significantly lower than expected earnings from operations for the remainder of the year.


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        On August 11, 1997, the company announced an agreement to sell its minority interest in Arbor Memorial Services, Inc. This sale, which is subject to Canadian regulatory approval, is anticipated to be recorded in the third quarter of 1997 and will result in a pre-tax gain of approximately US $24 million or US $0.19 per share after tax.

        The company will report third quarter results on or about November 6, 1997.

        "These initiatives will support the company's long-term growth plans in what is fundamentally a low-risk, fragmented and stable industry," said Larry Miller, executive vice president, operations. "We are determined to be a leading integrator as well as acquirer of funeral and cemetery properties. The steps we have been taking during the year -- centralized administrative functions, improved purchasing arrangements and regional clustering of operations -- are beginning to yield measurable results."

        Mr. Loewen added: "These strategic initiatives were developed with the involvement and support of our field management and will enable us to maintain the very highest levels of service in the communities in which we operate."

        To date in 1997, The Loewen Group has agreements in place or closed acquisitions representing an aggregate purchase price of US $602 million. Since the beginning of the year the company has closed transactions to acquire 94 funeral homes and 132 cemeteries for US $378 million. In addition, the company has in place signed agreements for the acquisition of 74 funeral homes and 68 cemeteries for an estimated total purchase price of US $224 million.

        Separately, the company said that its board of directors has authorized a plan to purchase 3.6 million Common shares (approximately 5% of the outstanding common shares) and up to 440,000 Series C Preferred Shares (approximately 5% of the outstanding Series C Preferred Shares) from time to time and as market and business conditions warrant, on the open market. The purchase of the common shares will be made through the facilities of the Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange, and the purchases of the Series C Preferred Shares will be made through the facilities of the Toronto Stock Exchange and the Montreal Exchange. Purchase on the Canadian exchanges may commence on September 17, 1997, subject to regulatory approval, and purchases on the New York Stock Exchange may commence on September 22, 1997. Purchases will be made at the prevailing market price at the time of such purchases.

        "We believe that our Common shares and Series C Preferred Shares are undervalued at prevailing market prices," Mr. Loewen said. "Using our corporate funds to repurchase these undervalued securities will benefit shareholders in the long term,"


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The company has not repurchased any of its Common shares or Series C Preferred shares in the past 12 months.

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        With corporate offices in Vancouver and Philadelphia, The Loewen Group
Inc. is the second largest and fastest growing funeral home and cemetery service company in North America in terms of assets and revenues. The company employs some 17,000 people and owns and operates more than 1,000 funeral homes, over 400 cemeteries and 50 crematoria across the United States and Canada. Over 90% of the company's revenue is derived from the United States.

        This release contains forward looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and reflects certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this announcement. These risks include, but are not limited to, the ability to complete the planned initiatives in the time estimated, the success of ongoing cost management programs and shifts in the volume demand for the company's services.

        Loewen website located at: http://www.loewengroup.com


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